KATALYST SECURITIES LLC
630 THIRD AVENUE, 5TH FLOOR
NEW YORK, NY 10017
TEL: 212-400-6993 FAX: 212-247-1059
Member: FINRA & SIPC

Exhibit 10.5

As of April 16, 2019

STRICTLY CONFIDENTIAL

Mr. Brandon Stump
CEO
Charlie’s Chalk Dust LLC
1007 Brioso Drive
Costa Mesa, CA 92627

Dear Mr. Stump:

Reference is made to that certain engagement letter agreement, dated as of February 15, 2019, (the “Engagement Letter”), with respect to the engagement of Katalyst Securities LLC (“Katalyst”), registered broker dealer and member of the Financial Industry Regulatory Authority (“FINRA”) and SIPC, as the placement agent (hereinafter referred to as “Placement Agent”), by Charlie’s Chalk Dust LLC, a Delaware limited liability company (the “Company”). The parties wish to amend the Engagement Letter to increase the minimum and maximum amount of the Offering, change the date for initial close and fees due Katalyst by entering into this letter (this “Amendment”). Capitalized terms not defined in this First Amendment have the meanings set forth in the Engagement Letter.

The parties agree that the terms of the Offering as set forth in the first paragraph of the Engagement Letter is hereby amended and restated in its entirety as follows:

This letter (the “Agreement”) constitutes our understanding with respect to the engagement of Katalyst Securities LLC (“Katalyst”), registered broker dealer and member of the Financial Industry Regulatory Authority (“FINRA”) and SIPC, as an exclusive placement agent (hereinafter referred to as “Placement Agent”), by Charlie’s Chalk Dust LLC, a Delaware limited liability company (the “Company”) to assist the Company with (i) a minimum Twenty Three Million Seven Hundred Fifty Thousand Dollars ($23,750,000.00) private placement financing of the Company (the “Offering”) of equity securities by the Company immediately preceding the proposed merger (the “Merger”) with a wholly owned subsidiary (“Acquisition Sub”) of True Drinks Holdings, Inc., a Nevada corporation (“TRUE”) or simultaneously with or immediately after the Merger, and (ii) to assist the Company with other filings required by FINRA, United States Securities and Exchange Commission (the “SEC”) and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The terms and conditions of the Merger will be negotiated between and mutually agreed upon between the Company and TRUE and nothing herein implies that the Placement Agent would have the power or authority to bind the Company or TRUE or an obligation of the Company or TRUE to accept a proposed Merger, issue any Securities (as defined herein), or complete an Offering. The Offering will be made pursuant to the exemptions afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and applicable state securities laws. Following the Merger, the “Company” shall be deemed to include TRUE and Acquisition Sub. The proposed capitalization table of TRUE, post reorganization, private placement offering is set forth in Exhibit A, attached herewith, is not final and subject to changes.

The parties agree that the terms of the Offering as set forth in Paragraph A, third and fourth paragraphs, are hereby amended and restated in their entirety as follows:

The proposed Offering will seek to raise a minimum of gross proceeds of Twenty Three Million Seven Hundred Fifty Thousand Dollars ($23,750,000.00) through the sale of units (such units, together with the Class A Units, the Warrants and the Brokers Warrants (each as defined herein, the “Securities”) consisting of (i) one Class A Unit of the Company’s (the “Class A Unit”), and (ii) warrants to purchase 0.50 Class A Units (the “Warrants”) immediately preceding the Merger or TRUE common stock simultaneously with or immediately after the Merger (in either case, the “Common Stock”), (the “Minimum Offering”), and a maximum of gross proceeds of Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000.00) (the “Maximum Offering”). The Warrants shall have a five (5) year life and an exercise price equal to $2.50. The Warrants shall convert into similar warrants of TRUE following consummation of the Merger. The Minimum Offering will include the participation of to be identified strategic investor(s) (the “Strategic Investor”) in the amount of at least Five Million Dollars ($5,000,000). The offering price for each Unit is $2.50 (the “Purchase Price”). The minimum subscription is Twenty Five Thousand Dollars ($25,000) provided, however, subscriptions in lesser amounts may be accepted by the Company in its sole discretion. In connection with the Offering, funds from certain investors identified as direct investors in the Offering Documents (“Direct Investors”) will be included in reaching the Minimum Offering.

The Closing, as defined below, of the Offering is anticipated on or before May 31, 2019, or at such time and place as mutually agreed to by the Company and the Placement Agent. (the “Offering Period”).

The parties agree that the terms of Section B.1. Financing Fee are hereby amended and restated in their entirety as follows:

B.           Fees and Expenses.

1.           Financing Fee.

(a) Cash Portion. Subject to the Closing of the Offering and the Merger, the Company hereby agrees to pay (or cause TRUE to pay) the Placement Agent (or the designees authorized by such Placement Agent), at the Closing of the Offering, as compensation for their services hereunder, a cash fee (the “Financing Fee”) in the amount of Ten Percent (10.0%) of the gross proceeds from any sale of Securities in the Offering to Investors also referred to as the Purchasers and Direct Investors as defined in the Offering documents. The Financing Fee shall be paid to the Placement Agent in cash by wire transfer from the escrow account in which the Offering proceeds are deposited, concurrently with the delivery of the net proceeds to the Company at the Closing of the Offering.
(b)  Warrant Portion. At the Closing of the Merger, the Company will issue to the Placement Agent (or the designees authorized by such Placement Agent), as compensation for its services hereunder, warrants to purchase shares of TRUE’s common stock equal to Ten Percent (10%) of the Class A Units sold in the Offering (as adjusted pursuant to the terms of the Merger) to Investors plus Ten Percent (10%) of the Warrants sold in the Offering (as adjusted pursuant to the terms of the Merger) to Investors and Direct Investors (the “Broker Warrants”), with a term of five (5) years from the final closing of the Offering and an exercise price of $2.50 per share. The Broker Warrants shall be the same as the warrants issued to the Investors upon the Merger. The Financing Fee and the Broker Warrants are sometimes referred to collectively as the “Broker Fees”). The Broker Warrants may be issued directly to the Placement Agent’s employees and affiliates at the Placement Agent’s written request.

 (c)           Tail Provisions. The Company shall also pay to the Placement Agent the Financing Fee and the Broker Warrants calculated in the manner provided in Sections B.1(a) and 1(b) above with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind (“Subsequent Financing”) to the extent that such financing or capital is provided the Company, or to any Affiliate of the Company, by investors whom the Placement Agent had “introduced” (as defined below), directly or indirectly, to the Company during the Offering Period and the Direct Investors if such Subsequent Financing is consummated at any time within the twelve (12) month period following the earlier of the expiration or termination of this Agreement or the closing of the Offering (the “Tail Period”). A party “introduced” by the Placement Agent shall mean an investor who either (i) participated in the Offering, (ii) met with the Company and/or had a conversation with the Company either in person or via telephone regarding the Offering, (iii) was provided by the Placement Agent with a copy of the Company’s offering memorandum (or other materials prepared and/or approved by the Company in connection with the Offering), or (iv) contacted by the Placement Agent during the Offering Period, in each case based upon such investor expressing an interest, directly or indirectly, to the Placement Agent in investing in the Offering. An “Affiliate” of an entity shall mean any individual or entity controlling, controlled by or under common control with such entity and any officer, director, employee, stockholder, partner, member or agent of such entity.

Except as amended by this First Amendment, the Engagement Letter remains unmodified and in full force and effect.

This First Amendment shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.

This First Amendment may be executed in counterparts (including facsimile or in pdf format counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Placement Agent and the Company, please sign in the space provided below, whereupon this First Amendment to the Engagement Letter shall constitute a binding Agreement as of the date first indicated above.

CHARLIE’S CHALK DUST LLC.

By:         /s/ Brandon Stump
Brandon Stump
CEO

KATALYST SECURITIES LLC

By:       /s/ Michael A. Silverman
Name:  Michael A. Silverman
Title:   Managing Director

True Drinks Holdings, Inc. agrees that upon completion of the Merger, and only following the Merger, (i) the term “Company” as used in this Agreement shall also apply to True Drinks Holdings, Inc., (ii) it becomes a party to this First Amendment as if signed by True Drinks Holdings, Inc. as of the date hereof and (iii) it will guarantee the obligations of Acquisition Sub, including the indemnification and tail provisions of the Agreement.

TRUE DRINKS HOLDINGS, INC.

By: /s/ Robert Van Boerum
Name: Robert Van Boerum
Title: Principal Executive Officer and Principal Financial Officer